EXHIBIT 3.7

                               THIRD AMENDMENT TO
                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                 AIRLEASE LTD. A CALIFORNIA LIMITED PARTNERSHIP

         This Third  Amendment  to Amended  and  Restated  Agreement  of Limited
Partnership  of  Airlease   Ltd.,  A  California   Limited   Partnership   (this
"Amendment"), is made and entered into as of the 17th day of March, 2004.

         WHEREAS, the Partners previously entered into an Amended and Restated Agreement of Limited Partnership dated as of October 10, 1986, as amended on December 12, 1988 and on March 17, 2004 (the "Partnership Agreement");

         WHEREAS, the Partners desire to amend the Partnership Agreement as specified in this Amendment; and

         WHEREAS, Article 18 of the Partnership Agreement provides that it may be amended if certain conditions are satisfied, and all such conditions have been satisfied with respect to this Amendment;

         NOW, THEREFORE, for and in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

         1. DEFINED TERMS. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Partnership Agreement, as amended by this Amendment.

         2.       AMENDMENT  OF  SECTION  3.3(B).  Sections  3.3(B)(1)  and  3.3
(B)(2) of the Agreement hereby are deleted in their entirety and replaced with the following new Section 3.3(B) to read in its entirety as follows:

                  (B) After March 17, 2004, all Cash Available From Sale or Refinancing shall be distributed pursuant to Section 10.3(C), provided that if the General Partner determines that it would be in the Partnership's best interest, Cash Available From Sale or Refinancing may be used to repay indebtedness.

         3. AMENDMENT OF SECTION 4.1(FF). Section 4.1(ff) of the Agreement hereby is deleted in its entirety and replaced with the following new Section
4.1 (ff) to read in its entirety as follows:

                  (ff) To sell any and all Partnership Assets on terms and conditions determined by the General Partner, including a sale of all or substantially all of the Partnership Assets.

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         4.       AMENDMENT OF SECTION 7.9(A)(2).  Section  7.9  (A )(2)  of the
Agreement  hereby is deleted in its entirety and replaced with the following new
Section 7.9 (A)(2) to read in its entirety as follows:

                  (2) Dissolution, discontinuation, or material alteration of the business of the Partnership, provided that no approval is required for dissolution following the sale of all or substantially all of the Partnership Assets;

         5. AMENDMENT OF SECTION 10.3. Section 10.3(B) of the Agreement hereby is deleted in its entirety. Section 10.3(C) of the Agreement hereby is deleted in its entirety and replaced with the following new Section 10.3(C) to read in its entirety as follows:

                  (C) After March 17, 2004, subject to Section 3.3(B), any Cash Available From Sale or Refinancing shall be distributed 99% to the Unitholders and 1% to the General Partner.

         6. AGREEMENT IN FULL FORCE AND EFFECT. Except as amended hereby, the Agreement shall continue in full force and effect.

         7.       GOVERNING  LAW.   This  Amendment  shall  be governed  by  and
construed under the laws of the State of California.



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         IN WITNESS WHEREOF,  the undersigned have executed this Amendment as of the day and year first written above.



                                 GENERAL PARTNER:

                                 AIRLEASE MANAGEMENT SERVICES, INC.



                                 By:  /s/ DAVID B. GEBLER
                                      __________________________________________
                                        Name: David B. Gebler
                                        Title: Chairman, Chief Executive Officer
                                               and President